Exhibit 4.18

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

September 10, 2018

CONVERSION LABS, INC.
CONFIDENTIAL EMPLOYMENT OFFER LETTER

Name:	Ernie Ibarra (the “Employee”)

Position:	Lead Web Developer

Base Salary:	$[***] from Conversion Labs, Inc.

Bonus Comp:	Annual performance review up to 25,000 options.

Employee Benefits:	Participation in the employee benefit plans made available after 90 day probation period.

Initial Term:	Your employment will be at-will.

Confidentiality:	During the Employee’s employment with the Company and its subsidiaries and thereafter, the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Employee will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

EXECUTED and AGREED.

Conversion Labs, Inc (“Conversion Labs”)	Ernie Ibarra (“Employee”)

By:		By:
Justin Schreiber

Title:	President & CEO

Date signed:		Date signed: